UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2015

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 4, 2015, Agenus Inc. (“Agenus”) and its wholly-owned subsidiaries, Antigenics LLC (“Antigenics”) and Aronex Pharmaceuticals, Inc. (“Aronex”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Oberland Capital SA Zermatt LLC, as collateral agent (“Oberland”), an affiliate of Oberland as the lead purchaser and other purchasers. Pursuant to the terms of the Note Purchase Agreement, on September 8, 2015 (the “Closing Date”), Antigenics issued $100 million aggregate principal amount of limited recourse notes (the “Notes”) to the purchasers. Antigenics has the option to issue an additional $15 million aggregate principal amount of Notes (the “Additional Notes”) to the purchasers within 15 days after approval of GlaxoSmithKline’s (“GSK”) shingles vaccine, HZ/su, by the Food and Drug Administration, provided such approval occurs on or before June 30, 2018.

The Notes accrue interest at a rate of 13.5% per annum, compounded quarterly, from and after the Closing Date computed on the basis of a 360-day year and the actual number of days elapsed. Principal and interest payments are due on each of March 15, June 15, September 15 and December 15, and shall be made solely from the royalties paid from GSK to Antigenics on sales of GSK’s shingles and malaria vaccines. The Notes are limited recourse and secured solely by a first priority security interest in the royalties and accounts and payment intangibles relating thereto plus various rights of Antigenics related to the royalties under its contracts with GSK (the “Collateral”). GSK will send all royalty payments to a segregated bank account, and to the extent there are insufficient royalties deposited into the account to fund a quarterly payment of principal and interest, the interest will be capitalized and added to the aggregate principal balance of the loan. The final legal maturity date of the Notes is the earlier of (i) the 10th anniversary of the first commercial sale of GSK’s shingles or malaria vaccines and (ii) September 8, 2030 (the “Maturity Date”). Antigenics’s obligation to repay all principal and accrued and unpaid interest by the Maturity Date is secured only by the Collateral.

Antigenics may redeem all, but not less than all, of the Notes at any time prior to the Maturity Date at its option. The redemption price is equal to the outstanding principal amount of the Notes, plus all accrued and unpaid interest thereon, plus a premium payment that would yield an aggregate internal rate of return (“IRR”) for the purchasers as follows: (i) an IRR of 20% if the redemption occurs within 24 months of the Closing Date, (ii) an IRR of 17.5% if the redemption occurs after 24 months but within 48 months of the Closing Date, and (iii) an IRR of 15% if the redemption occurs more than 48 months after the Closing Date (the “Redemption Payment”).

On September 8, 2018, each purchaser has the option to require Antigenics to repurchase up to 15% of the Notes issued to such purchaser on the Closing Date (the “Put Notes”) at a purchase price equal to the principal amount thereof plus accrued and unpaid interest thereon (the “Put Payment”). Antigenics is required to complete any such repurchase within 90 days after September 8, 2018.

On the earlier of (i) September 8, 2027 and (ii) the Maturity Date, Antigenics is required to pay the Purchasers an amount equal to the following (the “Make-Whole Payment”): $100 million (or $115 million if the Additional Notes are sold) minus the aggregate amount of all payments made in respect of the Notes (regardless of whether characterized as principal or interest at the time of payment), including the original principal amount of any repaid Put Notes.

The Note Purchase Agreement contains certain representations and warranties regarding Agenus and Antigenics’ rights and obligations with respect to GSK and the potential commercialization of GSK’s shingles and malaria vaccines, as well as customary representations and warranties regarding Agenus and its subsidiaries generally. The Note Purchase Agreement also contains certain covenants around Agenus and Antigenics’ rights and obligations with respect to GSK and the potential commercialization of GSK’s shingles and malaria vaccines, as well as customary covenants, including covenants that limit or restrict Antigenics’ ability to incur indebtedness or liens or otherwise merge, consolidate or acquire assets or securities. The Note Purchase Agreement does not restrict Agenus’ ability to incur indebtedness or require it to maintain any financial ratios or specific levels of net worth, revenues, income cash flow or liquidity. The Note Purchase Agreement specifies a number of events of default (some of which are subject to applicable cure periods), including (i) failure to cause royalty payments to be deposited into the segregated bank account, (ii) payment defaults, (iii) breaches of representations and warranties made at the time the Notes were issued, (iv) covenant defaults, (v) a final and unappealable judgment against Antigenics for the payment of money in excess of $1.0 million, (vi) bankruptcy or insolvency defaults, (vii) the failure to maintain a first-priority perfected security interest in the Collateral in favor of the collateral agent and (viii) the occurrence of a change of control of Agenus. Upon the occurrence of an event of default, subject to cure periods in certain circumstance and some limited exceptions, the collateral agent may declare the Notes immediately due and payable, in which case Antigenics would owe a payment equal to the Redemption Payment (the “Accelerated Default Payment”). Upon the occurrence and during the continuance of any event of default, interest on the Notes also increases by 2.5%.

Agenus and Aronex (together, the “Guarantors”), are parties to the Note Purchase Agreement as guarantors of Antigenics. The Guarantors generally guarantee the Put Payment, the Make-Whole Payment, the Redemption Payment and the Accelerated Default Payment.

The foregoing descriptions of the Note Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the text of the Note Purchase Agreement and the Notes, which will be filed as exhibits to a subsequent filing made by Agenus under the Securities Exchange Act of 1934.

On September 9, 2015, Agenus issued a press release relating to the Note Purchase Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On September 4, 2015, Agenus and Antigenics also entered into a Revenue Interest Assignment and Termination Agreement (the “Assignment and Termination Agreement”) with Ingalls & Snyder Value Partners, L.P. and Arthur Koenig (together, “Ingalls”). The parties previously entered into a Revenue Interest Assignment Agreement on April 15, 2013 (the “Original Ingalls Agreement”), pursuant to which Agenus and Antigenics sold to Ingalls 20% of all the royalties Antigenics was entitled to receive from GSK and Janssen Sciences Ireland Uc on products associated with Agenus’s QS-21 Stimulon® adjuvant (collectively, the “Assigned Interests”). Pursuant to the Assignment and Termination Agreement, the parties terminated the Original Ingalls Agreement, and Agenus and Antigenics repurchased the Assigned Interests from Ingalls in exchange for (i) $20.0 million in cash and (ii) 300,000 shares of Agenus common stock. The closing under the Assignment and Termination Agreement took place on September 8, 2015 immediately prior to the closing under the Note Purchase Agreement. On September 8, 2015, the last reported sale price of Agenus’s common stock on The NASDAQ Capital Market was $7.14 per share.

The foregoing description of the Assignment and Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Assignment and Termination Agreement, which will be filed as an exhibit to a subsequent filing made by Agenus under the Securities Exchange Act of 1934.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information provided above in this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided above in this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

The Notes issued to the purchasers under the Note Purchase Agreement and the shares issued to Ingalls under the Assignment and Termination Agreement were issued in reliance upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as the transactions did not involve any public offering. Each of the purchasers, Ingalls & Snyder Value Partners, L.P. and Arthur Koenig has represented that it is an “accredited investor” within the meaning of Regulation D.

Item 8.01 Other Events.

As previously disclosed, GSK has been conducting a Phase 3 randomized, blinded, placebo-controlled clinical trial of a cancer immunotherapeutic vaccine containing Agenus’ QS-21 Stimulon adjuvant. On March 20, 2014, Agenus announced that this trial did not meet its first co-primary endpoint in melanoma patients but that, in line with the Independent Data Monitoring Committee’s unanimous recommendation, GSK would continue the study until the second co-primary endpoint was assessed. On September 8, 2015, GSK informed Agenus that GSK has completed this assessment and that the trial failed to demonstrate a statistically significant improvement for this second co-primary endpoint or any subgroup analysis.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2015	AGENUS INC.

	By:	/s/ C. Evan Ballantyne
C. Evan Ballantyne
CFO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 9, 2015.